EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

STEVEN C. COOPER PROMOTED TO LABOR READY PRESIDENT
Joe Sambataro to Continue as Chief Executive Officer

TACOMA, WA, September 14, 2005—Labor Ready Inc. (NYSE: LRW) has named Steven C. Cooper to serve as the company’s President, reporting to Labor Ready CEO Joe Sambataro.  While Cooper will assume executive leadership of the company’s operations he will also continue to serve as Chief Financial Officer until the company completes a selection process for a new CFO.

Cooper, 43, has served as Executive Vice President and CFO since January 2001. Prior to that time, Cooper served as the Vice President of Finance and Corporate Controller after joining the Company in April 1999.  Previous to joining Labor Ready, Cooper held senior management positions with Deloitte & Touche and Albertsons Inc.

“While serving as Executive Vice President and CFO, Steve has been a key member of our management team leading corporate strategy and planning, finance, human resources, information technology and the legal functions in our company,” said CEO Joe Sambataro. “We are confident in Steve’s abilities to lead operations in carrying out the vision and strategies we have established.”

Sambataro continued, “With the recent addition of our new Corporate General Counsel, Jim Defebaugh, we are able to move the executive leadership of the legal functions and human resources from Steve Cooper to Jim Defebaugh.  Jim has almost 25 years of experience in corporate law and administration, the last 22 of those years at Kmart.  I am confident that with Jim on board, we have the necessary strength on our Executive Team for Steve to focus his executive leadership on operations.”

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction jobs, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small- to mid-sized businesses in the transportation, warehousing, hospitality, landscaping, construction, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 890 branch locations in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Stacey Burke, Director of Corporate Communications

253-680-8291